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                                                                     EXHIBIT 5.1
                                                                     -----------



                                  May 30, 1996



Hooper Holmes, Inc.
170 Mt. Airy Road
Basking Ridge, New Jersey 07920



                    Re:  Registration Statement on Form S-8
                         ----------------------------------


Gentlemen:


     In connection with the registration under the Securities Act of 1933, as amended, of 750,000 shares of Common Stock (the "Shares") of Hooper Holmes, Inc. (the "Company"), of which 500,000 shares are issuable under the 1994 Stock Option Plan and 250,000 shares are issuable under the Employee Stock Purchase Plan (1993), we have examined the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission (the "Registration Statement"), corporate records, certificates of public officials, and such other documents as we deemed appropriate or necessary for the purpose of rendering this opinion.

     Based on the foregoing, it is our opinion that the Shares of the Company covered by the Registration Statement have been duly authorized, and, when issued, will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption "Legal Matters" in the Prospectus.



                              Very truly yours,

                              /s/ Steptoe & Johnson LLP

                              STEPTOE & JOHNSON LLP